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             [LETTERHEAD OF CAPITAL RESOURCES, INC. APPEARS HERE]


                                                 August 24, 1998



Mr. Harold Duncan
President and Chief Executive Officer
First Federal Savings Bank
2200 W. Franklin Street
Evansville, Indiana 47712


Dear Mr. Duncan:

   At your request, we are pleased to submit this proposal to set forth the terms of the proposed engagement between Capital Resources, Inc. and First Federal Savings Bank ("First Federal" or the "Bank") for your planned mutual-to-stock conversion (the "Conversion") and the offering of your shares of common stock (the "Offering").

   Capital Resources provides comprehensive investment banking services to thrifts undergoing a stock conversion. I believe you will find that our team presents a UNIQUE concept that combines the features that best suit your objectives. To briefly summarize, our approach accomplishes the following objectives on your behalf:

   1. CONVERSION MANAGEMENT EXPERTISE. Capital Resources has over 15 years of conversion expertise with over 200 successful conversions and MHCs to our credit.

   2. LOCAL RETAIL AFTER-MARKET SUPPORT. While most of our competitors will claim local emphasis DURING the conversion, the Capital Resources EXTENDS our local marketing approach to ALSO emphasize LOCAL RETAIL AFTER-MARKET trading.

   3. AFTER-MARKET SERVICES. Capital Resources has extensive research and market-making capabilities that will be dedicated to covering First Federal.

BACKGROUND ON CAPITAL RESOURCES

   Capital Resources' outstanding track record stems from over fifteen years experience with thrift conversions and over 200 standard conversions and MHCs to our credit. Furthermore, we have been very successful in Indiana, having worked with many of your colleagues. I am
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 2


confident that any or all of these clients will attest to the quality of our service and the level of expertise we bring to your conversion team.

   Members of our professional staff have served as high ranking officials in bank regulatory agencies. Our extensive regulatory backgrounds and contacts with conversion regulators will be invaluable in not only securing your conversion approvals but also in providing advice on current regulatory matters as they relate to your conversion.

PROPOSED SERVICES

   Capital Resources proposes to act as placement agent and offering manager on behalf of First Federal with respect to the Offering of common stock pursuant to the Conversion. Our goals are straightforward: to maximize service to your customers while minimizing disruption of your daily banking business. In this regard, we combine five critical roles of the Offering process:

   I. SALES AND MARKETING ASSISTANCE - To ensure a wide distribution of shares to local residents.

   II. COMPREHENSIVE STAFF TRAINING - To familiarize your staff with the conversion process.

   III. STOCK CENTER MANAGEMENT - To handle all back-office and administrative details.

   IV. PROXY SOLICITATION - To successfully secure the required depositor vote.

   V. VALUE-ADDED SERVICES - To provide comprehensive after-market services and support.

Each area is discussed in the following sections.

I. SALES AND MARKETING ASSISTANCE

   Our marketing assistance program is designed to professionally service your true customer base by providing accurate information on the Offering. We are quite confident that the entire public stock issue will be bought by your customers. However, in the event shares remain available after customer subscriptions, we will market remaining shares to achieve a wide distribution to "friendly" local shareholders.
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 3

   It is a common experience that smaller, retail stockholders are less demanding on management's time and contact management less frequently than professional stockholders.

   Other specific responsibilities include:

   > Assigning a minimum of two licensed professionals from our staff to work at First Federal's offices as representatives of the Bank. Our staff will be responsible for all customer contact and inquiries regarding the Offering.

   > Working with your securities counsel regarding the prospectus and the language in it from a marketing and "user friendly" perspective.

   > If desirable, conducting a series of community meetings to provide information on the Offering. Under the current environment, community meetings are not necessary as a marketing tool but, rather, serve as a customer relations tool to address uncertainties of your depositors and promote local excitement. The meeting(s) are optional but if held, we would prepare the presentation, coach selected speakers and also speak on behalf of the Bank.

   > Designing a marketing campaign, marketing literature and media advertisements. Included are items such as letters to depositors, questions and answers brochure, and press releases.

II. COMPREHENSIVE STAFF TRAINING

   Capital Resources' comprehensive training sessions are designed to ensure that members of the board, management and staff are knowledgeable of the offering process, aware of their roles and capable of dealing with problems, inquiries and events. Each session is tailored to the audience involved and each covers a different level of detail and area of the Conversion and Offering, as follows:

   MANAGEMENT MEETING: A structured discussion pertaining to organization, role assignments, facilities, marketing, accounting, reporting and timetables.

   BOARD MEETING: A presentation regarding the offering process and board members' roles and responsibilities, with emphasis on insider behavior.
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 4

   STAFF MEETING: A comprehensive presentation to the entire staff to discuss the nature of the Conversion and Offering, roles and responsibilities, and the opportunity to elaborate community involvement. A slide presentation and handouts are used.

   In addition to our personalized training meetings, Capital Resources documents the many details and functions of the offering process in easy-to-read study manuals. Our study manuals are intended to be used in conjunction with our training sessions and as a reference during the Offering. The manuals provide instruction, sample forms and general information vital to understanding the offering process. This information has been collected and refined by Capital Resources over many years.

III. STOCK CENTER MANAGEMENT

   Accurate and timely recordkeeping and reporting are crucial to a successful
closing of the Offering.   Capital Resources will establish a Stock Center,
preferably on-site at the Bank's offices, from which we will supervise all activities and manage all data relating to the Offering. While all customer contact and most of the administrative and operational work is performed by our staff, we will require one of the Bank's employees to assist us on a full-time basis in the Stock Center with clerical tasks. Stock Center activities for which Capital Resources will be responsible include the following:

   > Coordinate with the printer for the initial sorting and mailing to different categories of prospective subscribers.

   >  Coordinate mailings to customers and prospects.

   >  Mail "Stock-Grams", "Proxy-Grams", and other literature as applicable.

   >  Collect, respond to and record all inquiries regarding the Offering.

   >  Meet with customers who wish to discuss the Offering.

   >  Tabulate stock orders.

   >  Tabulate proxies.

   >  Prepare and mail order confirmations.
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 5


   >  Assist the Bank in identifying and resolving problematic subscriptions.

   >  Coordinate and record community meetings and attendance, if applicable.

   >  Balance accounts daily.

   >  Generate daily management reports.

   >  Coordinate mailing of interest checks.

   > Prepare and mail "welcome" letters from First Federal to the new stockholders.

   >  Tabulate and prepare final stockholder records for the transfer agent.

   >  Answer post-offering questions from subscribers subsequent to the closing.

   In performing the various Stock Center tasks outlined above, Capital Resources will utilize its proprietary software program, the "Back Office Stock System" ("BOSS"). BOSS is a menu-driven, user-friendly program which will help ensure efficient, accurate recordkeeping and timely reporting during the Offering. To use BOSS, we would require a computer to be provided by First Federal for Stock Center use during the Offering.

IV. PROXY SOLICITATION

    Regulations require that over 50% of the outstanding members' votes must be in favor of the Plan of Conversion. As part of our engagement, we will solicit proxies to ensure this vote requirement is met. Our professional staff at the Stock Center will perform most of the solicitation. However, we have found in our past experience that it is beneficial and helpful to utilize relationships between customers and certain Bank personnel, such as senior management and branch managers, to help contact key depositors to secure their votes.

V.  VALUE-ADDED SERVICES

    . MARKET MAKING. Capital Resources will make a market on NASDAQ for your stock following conversion. We have a strong reputation for after-market trading in thrift stocks and are typically ranked in the top three in trading volume for our clients.
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 6


   . SPECIALIZED FINANCIAL CONSULTING. Our firm will be available for unlimited consultation with respect to issues facing stock companies for a year following the Conversion. Applicable topics include dividend payments, stock repurchases, stock benefit plans, general growth and leverage strategies and stockholder communications. A representative from Capital Resources will attend Board meetings semi-annually, as requested, to discuss such issues. The Bank will reimburse Capital Resources for out-of-pocket expenses incurred.

   . STOCK RESEARCH COVERAGE. Our firm's extensive research capabilities will be devoted to following First Federal stock and publishing research reports on the Bank. Our equity research reputations are widely respected by the thrift investment community.

   . STOCK TRANSACTIONS. We will quantify and analyze the financial impact of stock repurchases and execute stock transactions for your stock benefit plans and for your board and management at no commission.

PROPOSED FEE STRUCTURE

   As we are quite confident that your public shares will be fully subscribed by your eligible depositors, we prefer to keep our fee structure simple rather than introduce complicated formulas that make it difficult to determine actual offering costs. For our services as proposed herein, our fee will be as follows:

A. One and one-quarter percent (1.25%) of the total dollar amount of stock sold, excluding shares purchased by officers, directors, employees, their immediate household family members and benefit plan ("ESOP") purchases. This fee will be payable as follows: $30,000 upon execution of this proposal and the commencement of our engagement, $30,000 upon filing of the Plan of Conversion and the balance upon closing. Progress payments are for consulting work performed prior to the Offering.

B. Reimbursement for out-of-pocket expenses incurred by us in rendering our services. Such expenses shall include, but are not limited to, travel, legal, communications and postage. We will provide you with a detailed accounting of all reimbursable expenses and will bill you monthly. Reimbursable out-of-pocket expenses, including our legal expenses, shall not exceed $40,000 without management's prior approval.
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 7

ADDITIONAL PROVISIONS

   Furthermore, it is understood that:

   . Prior to the commencement of the Offering, First Federal and Capital Resources will enter into a formal agency agreement generally used by Capital Resources for securities offerings which provides for mutual indemnities and warranties. Our sales and marketing services are subject to the usual warranties, indemnities and conditions contained in the agency agreement.

   . Our role as your NASD agent is subject to our normal underwriting criteria and examination of relevant books and records.

   . The Bank will pay all other expenses of the Conversion and Offering, including but not limited to attorney's fees, National Association of Securities Dealers, Inc. filing fees, all fees and expenses relating to "blue sky" research and filings, state licensing and securities registration fees, all fees relating to auditing and accounting and all printing and advertising fees.

   . Capital Resources will conduct an examination of the relevant documents and records of First Federal as appropriate. First Federal agrees to make all documents and records deemed appropriate or necessary by Capital Resources available upon request.

   . Our obligations stated herein will be subject to there being no material changes, in the opinion of our firm, in the Bank's condition or in market conditions so as to significantly delay the Offering or to render the Offering inadvisable.

   . Our marketing obligations pursuant to this agreement will terminate upon the completion or termination of the initial Offering, but in no event later than 12 months from the date of this letter. All fees or expenses due to Capital Resources but unpaid will be payable to Capital Resources at that time. In the event the offering is extended beyond this term, the Bank and Capital Resources may mutually agree to renew this engagement under mutually acceptable terms.

                              *  *  *  *  *  *  *
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CAPITAL RESOURCES, INC.
Mr. Harold Duncan
August 24, 1998
Page 8

   To engage our services, please sign in the space provided below and return the signed letter to me. I have enclosed a signed copy for your files. This proposal is open for your acceptance for thirty (30) days from the date of this letter.

   We look forward to working with First Federal on this most exciting and challenging project. Please give me a call if you have any questions on our proposal.

                                    Sincerely,

                                    CAPITAL RESOURCES, INC.


                                    /s/ David P. Rochester

                                    David P. Rochester
                                    Chairman and Chief
                                    Executive Officer

DPR/emc



Agreed To and Accepted By:

FIRST FEDERAL SAVINGS BANK





/s/ Harold Duncan                      8/28/98
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signature                               date

Harold Duncan, President and Chief Executive Officer